Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Paul R. Vigano, has authorized and designated Robert M. Williams and David Zatlukal to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Aveanna Healthcare Holdings, Inc. The authority of designated Robert M. Williams and David Zatlukal under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Aveanna Healthcare Holdings, Inc., unless earlier revoked in writing. The undersigned acknowledges that neither Robert M. Williams nor David Zatlukal is assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: March 26, 2025	/s/ Paul R. Vigano
Paul R. Vigano